UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of earliest event reported:  December 15, 2005

Commission File Number	Exact name of registrants as specified in their charters, address of principal executive offices and registrants' telephone number	IRS Employer Identification Number

1-8841 2-27612	FPL GROUP, INC. FLORIDA POWER & LIGHT COMPANY 700 Universe Boulevard Juno Beach, Florida 33408 (561) 694-4000	59-2449419 59-0247775

State or other jurisdiction of incorporation or organization:  Florida

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 - REGISTRANT'S BUSINESS AND OPERATIONS

Item 1.01 Entry into a Material Definitive Agreement
(A)

On December 15, 2005, the Compensation Committee of FPL Group, Inc. (the "Company") (i) approved executive compensation proposals for the executive officers of the Company and its subsidiaries for the year beginning January 1, 2006 and (ii) approved corporate net income goals, corporate performance indicators and related allocation formulae and target award percentages for 2006 under the Company's Annual Incentive Plan, as more fully described below:

	(1)

Executive Compensation Proposals:  The Compensation Committee determines an executive's competitive total level of compensation based on information drawn from a variety of sources, including utility and general industry surveys, proxy statements, and independent compensation consultants. The Company's 2006 "comparator group" consists of thirteen electric utilities (nine of which are included in the Dow Jones Utilities Index and seven of which are included in the Standard & Poor's 500 Electric Utilities Index) and twenty-one general industry companies. Electric utility industry trends (i.e., reregulation and increasing competition) and the need to recruit from outside the industry are the principal reasons for including companies other than electric utilities in the comparator group. Generally, the Compensation Committee targets salary levels between the second and third quartiles of the comparator group, adjusted to reflect the individual's job experience and responsibilities. Increases in base salaries are based on the comparator group's practices, the Company's performance, the individual's performance and increases in cost of living indices. The corporate performance measures used in determining adjustments to executive officers' base salaries are the same performance measures used to determine annual incentive compensation. Following its review and analysis, 2006 base salaries for the executive officers named in the Company's 2005 proxy statement were approved as follows:

		Name	2006 Annual Base Salary

		Lewis Hay, III	$1,150,000

		Armando J. Olivera	$551,221

		James L. Robo	$551,221

		Moray P. Dewhurst	$537,579
		Increases in the base salaries of the other executive officers were also approved. The aggregate amount of such increases for the other seven executive officers is $151,056.
	(2)

Annual Incentive Plan actions: Annual incentive compensation is based on the attainment of net income goals for the Company, which are established by the Compensation Committee at the beginning of the year, and adjusted for specified items including any regulatory or legislative changes or changes in accounting principles, any changes in the mark-to-market value of non-qualifying hedges, extraordinary items, discontinued operations, acts of God, labor disruptions and certain charges or gains ("adjusted net income"). The amounts earned on the basis of this performance measure are subject to reduction based on the degree of achievement of other corporate and subsidiary performance measures, and at the discretion of the Compensation Committee. The 2006 corporate performance indicators approved by the Compensation Committee under the Company's Annual Incentive Plan are: FPL Group, Inc. adjusted net income as described above, and the following performance measures for Florida Power & Light Company ("FPL") and FPL Energy, LLC ("FPLE"). For FPL, the incentive performance measures are financial indicators and operating indicators. The financial indicators are operations and maintenance costs, capital expenditure levels, adjusted net income and regulatory return on equity. The operating indicators are service reliability as measured by the frequency and number of service interruptions and duration of service unavailability; system reliability as measured by availability factors for the fossil power plants and an industry index for the nuclear power plants; employee safety; number of significant environmental violations; customer satisfaction survey results; and successful completion of storm restoration recovery. For FPLE, the performance measures are a financial indicator, operating indicators and growth indicators. The financial indicator is FPLE adjusted net income; the operating indicators are employee safety; number of significant environmental violations; system reliability as measured by an industry index for the nuclear power plants, the attainment of project-level and corporate budget targets; equivalent forced outage rate; and level of hedged margin, and the growth indicators include the attainment of targets for wind development or acquisition, closing the purchase of the Duane Arnold nuclear plant in a timely manner and meeting a generation target at Duane Arnold, new growth opportunities and pre-tax net income.

These performance indicators are given different weights for each executive officer depending on his job title and responsibilities. The Target Awards (as a percent of base salary) for Messrs. Hay, Robo and Olivera are set forth in the Annual Incentive Plan, which was filed as Exhibit 10(n) to the Company's Annual Report on Form 10-K for the year ended December 31, 2004, and are as follows: Mr. Hay - 100%; Mr. Robo - 70% and Mr. Olivera - 70%. The Target Award for Mr. Dewhurst for 2006 was set by the Compensation Committee at 60% of his base salary for 2006. The Target Awards for all other executive officers range from 30% of base salary to 60% of base salary.

For 2006, the maximum annual incentive award is set at 200% of the Target Award for each individual, and the maximum annual incentive payment that could be earned by an executive officer ranges from $137,000 to $2.3 million.

(B)

On December 16, 2005, the Board of Directors of the Company, upon the recommendation of the Compensation Committee, approved, effective February 16, 2006, the 2006 grant of common stock to each non-employee director which is a part of each such director's compensation. The number of shares granted to each director will be determined by dividing $100,000 by the closing price of FPL Group common stock on February 16, 2006, rounded up to the nearest ten shares. Such shares of common stock will be fully vested upon grant and non-employee directors may continue to defer receipt of such shares pursuant to the terms of the FPL Group Deferred Compensation Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

FPL GROUP, INC.
FLORIDA POWER & LIGHT COMPANY
(Registrants)

Date:  December 21, 2005

EDWARD F. TANCER

Edward F. Tancer Vice President & General Counsel of FPL Group, Inc. Senior Vice President & General Counsel of Florida Power & Light Company